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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           GENERAL ELECTRIC COMPANY,
                              DIAMOND MERGER CORP.
                                      AND
                                  MECON, INC.
                         DATED AS OF NOVEMBER 29, 1999
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                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

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ARTICLE I THE MERGER........................................      1

    Section 1.1  The Merger.................................      1
    Section 1.2  Effective Time.............................      1
    Section 1.3  Effects of the Merger......................      1
    Section 1.4  Charter and Bylaws; Directors and
     Officers...............................................      1
    Section 1.5  Conversion of Securities...................      2
    Section 1.6  Parent to Make Certificates Available......      2
    Section 1.7  Dividends; Transfer Taxes; Withholding.....      3
    Section 1.8  No Fractional Securities...................      4
    Section 1.9  Return of Exchange Fund....................      4
    Section 1.10  No Further Ownership Rights in Company
     Common Stock...........................................      4
    Section 1.11  Closing of Company Transfer Books.........      4
    Section 1.12  Lost Certificates.........................      4
    Section 1.13  Further Assurances........................      4
    Section 1.14  Closing...................................      5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND
  SUB.......................................................      5

    Section 2.1  Organization, Standing and Power...........      5
    Section 2.2  Authority..................................      5
    Section 2.3  Consents and Approvals; No Violation.......      6
    Section 2.4  Parent Common Stock to be Issued in the
     Merger.................................................      7
    Section 2.5  SEC Documents and Other Reports............      7
    Section 2.6  Registration Statement and Proxy
     Statement..............................................      7
    Section 2.7  Absence of Certain Changes or Events.......      7
    Section 2.8  Reorganization.............................      8
    Section 2.9  Operations of Sub..........................      8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...      8

    Section 3.1  Organization, Standing and Power...........      8
    Section 3.2  Capital Structure..........................      8
    Section 3.3  Authority..................................      9
    Section 3.4  Consents and Approvals; No Violation.......     10
    Section 3.5  SEC Documents and Other Reports............     11
    Section 3.6  Registration Statement and Proxy
     Statement..............................................     11
    Section 3.7  Absence of Certain Changes or Events.......     11
    Section 3.8  Permits and Compliance.....................     12
    Section 3.9  Tax Matters................................     13
    Section 3.10  Actions and Proceedings...................     14
    Section 3.11  Certain Agreements........................     14
    Section 3.12  ERISA.....................................     15
    Section 3.13  Liabilities; Products.....................     16
    Section 3.14  Labor Matters.............................     17
    Section 3.15  Intellectual Property.....................     17
    Section 3.16  Opinion of Financial Advisor..............     18
    Section 3.17  State Takeover Statutes...................     18
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    Section 3.18  Required Vote of Company Stockholders.....     18
    Section 3.19  Reorganization............................     18
    Section 3.20  Accounts Receivable.......................     18
    Section 3.21  Environmental Matters.....................     18
    Section 3.22  Suppliers and Distributors................     19
    Section 3.23  Insurance.................................     20
    Section 3.24  Transactions with Affiliates..............     20
    Section 3.25  Title to and Sufficiency of Assets........     21
    Section 3.26  Brokers...................................     21
    Section 3.27  Year 2000.................................     21
    Section 3.28  Retention Agreements......................     21
    Section 3.29  Compliance With Hospital-Physician
     Gainsharing Restrictions...............................     21

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS........     22

    Section 4.1  Conduct of Business by the Company Pending
     the Merger.............................................     22
    Section 4.2  No Solicitation............................     24
    Section 4.3  Third Party Standstill Agreements..........     25
    Section 4.4  Reorganization.............................     25

ARTICLE V ADDITIONAL AGREEMENTS.............................     25

    Section 5.1  Stockholder Meeting........................     25
    Section 5.2  Preparation of the Registration Statement
     and the Proxy Statement................................     25
    Section 5.3  Access to Information......................     26
    Section 5.4  Rule 145 Letters...........................     26
    Section 5.5  Stock Exchange Listings....................     26
    Section 5.6  Fees and Expenses..........................     26
    Section 5.7  Company Stock Options......................     28
    Section 5.8  Reasonable Best Efforts....................     28
    Section 5.9  Public Announcements.......................     29
    Section 5.10  State Takeover Laws.......................     29
    Section 5.11  Indemnification; Directors and Officers
     Insurance..............................................     29
    Section 5.12  Notification of Certain Matters...........     30
    Section 5.13  Employee Benefits.........................     30
    Section 5.14  Retention Agreements......................     30
    Section 5.15  Preferred Shares Rights Agreement.........     30

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER...............     31

    Section 6.1  Conditions to Each Party's Obligation to
     Effect the Merger......................................     31
    Section 6.2  Conditions to Obligation of the Company to
     Effect the Merger......................................     31
    Section 6.3  Conditions to Obligations of Parent and Sub
     to Effect the Merger...................................     32

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............     33

    Section 7.1  Termination................................     33
    Section 7.2  Effect of Termination......................     35
    Section 7.3  Amendment..................................     35
    Section 7.4  Waiver.....................................     35

ARTICLE VIII GENERAL PROVISIONS.............................     35

    Section 8.1  Non-Survival of Representations and
     Warranties; and No Other Representations and
     Warranties.............................................     35
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    Section 8.2  Notices....................................     36
    Section 8.3  Interpretation.............................     37
    Section 8.4  Counterparts...............................     37
    Section 8.5  Entire Agreement; No Third-Party
     Beneficiaries..........................................     37
    Section 8.6  Governing Law..............................     37
    Section 8.7  Assignment.................................     37
    Section 8.8  Severability...............................     37
    Section 8.9  Enforcement of this Agreement..............     37
    Section 8.10  Performance by Sub........................     38
    Section 8.11  Defined Terms.............................     38
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                                LIST OF EXHIBITS

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Exhibit A--Stock Option Agreement...........................    Recital C

Exhibit B--Stockholder Agreement............................    Recital C

Exhibit C--Certificate of Incorporation.....................  Section 1.4

Exhibit D--Rule 145 Letter..................................  Section 5.4
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                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of November 29, 1999 (this "AGREEMENT"), is among General Electric Company, a New York corporation ("PARENT"), Diamond Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and Mecon, Inc., a Delaware corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                   RECITALS:

    A. The respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger"), and the respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement;

    B. The respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective stockholders;

    C. In order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "STOCK OPTION AGREEMENT") in the form of the attached EXHIBIT A and (ii) Parent and certain of the stockholders of the Company are entering into the Stockholder Agreement dated as of the date hereof (the "STOCKHOLDER AGREEMENT") in the form of the attached EXHIBIT B; and

    D. For federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when the certificate of merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; PROVIDED, HOWEVER, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which the Certificate of Merger is accepted for filing or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.14).

    Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 1.4 CHARTER AND BY-LAWS; DIRECTORS AND OFFICERS. (a) The Certificate of Incorporation of the Company in effect at the Effective Time will be amended in its entirety at the Effective Time to
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read as set forth in EXHIBIT C hereto and shall be the Certificate of
Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of Sub in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The directors of the Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

    (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Subject to the provisions of Section 1.8 hereof, each share of Common Stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive the number of shares of common stock, par value $0.16 per share, of the Parent ("PARENT COMMON STOCK") determined by dividing $11.25 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "MERGER CONSIDERATION"); provided, however, that if between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "AVERAGE PARENT SHARE PRICE" means the average of the daily volume-weighted sales prices per share of Parent Common Stock on the New York Stock Exchange Tape for each of the 10 consecutive trading days ending on the trading day which is five calendar days prior to the Closing Date (the "VALUATION PERIOD"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

    Section 1.6 PARENT TO MAKE CERTIFICATES AVAILABLE. (a) EXCHANGE OF CERTIFICATES. Parent shall authorize a bank, trust company, or such other person or persons as shall be reasonably acceptable to Parent and the Company, to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to
Section 1.5(c) in exchange for outstanding shares

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of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "CERTIFICATES") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

    Section 1.7 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to
Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent,

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such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    Section 1.8 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the Average Parent Share Price by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.7 and 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    Section 1.11 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    Section 1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    Section 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights,

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privileges, powers, franchises, properties or assets of either of the
Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson Dunn & Crutcher, LLP, One Montgomery Street, San Francisco, California 94104-4505, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (the "CLOSING DATE") or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used with respect to Parent, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition of Parent and its Subsidiaries, taken as a whole.

    Section 2.2 AUTHORITY. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement and the Stockholder Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement and the Stockholder Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Parent and Sub, subject to the filing of an appropriate Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub, the Stock Option Agreement and the Stockholder Agreement have been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Stockholder Agreement by the stockholder of the Company that is a party thereto and the validity and binding effect hereof and thereof on the Company and such stockholder) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms and the Stock Option Agreement and the Stockholder Agreement constitute a valid and binding obligation of

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Parent enforceable against Parent in accordance with its terms. The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "REGISTRATION STATEMENT") has been duly authorized by Parent's Board of Directors.

    Section 2.3 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this
Section 2.3 have been obtained and all filings and obligations described in this
Section 2.3 have been made, the execution and delivery of this Agreement, the Stock Option Agreement and the Stockholder Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-laws of Parent, each as amended to date,
(ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Stockholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "GOVERNMENTAL ENTITY") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Stockholder Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholder Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, the Stock Option Agreement, or the Stockholder Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "STATE TAKEOVER APPROVALS"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("BLUE SKY LAWS") and the New York Stock Exchange (the "NYSE"), (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Stockholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    Section 2.4 PARENT COMMON STOCK TO BE ISSUED IN THE MERGER. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

    Section 2.5 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all required documents with the SEC since January 1, 1995 (the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since March 31, 1999, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 2.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "PROXY STATEMENT") relating to the Stockholder Meeting (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since March 31, 1999, there has been no event causing a Material Adverse Effect on Parent, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

    Section 2.8 REORGANIZATION. To the actual knowledge of the Vice President and Senior Counsel, Taxes of Parent, (i) neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 2.9 OPERATIONS OF SUB. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" mean, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    Section 3.2 CAPITAL STRUCTURE. (a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value ("COMPANY PREFERRED STOCK"). At the close of business on November 26, 1999, (i) 7,215,292 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights,
(ii) 0 (zero) shares of Company Common Stock were held in the treasury of the Company, (iii) 1,835,616 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1994 Incentive Stock Option Plan, 1995 Stock Plan, 1995 Director Option Plan or pursuant to any other plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "COMPANY STOCK OPTION PLANS"), and (iv) 153,017 shares of Company Common Stock were reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan. The Company has amended, effective on or prior to the date hereof, the Employee Stock Purchase Plan to halt purchases under the Plan after November 30, 1999. No shares of Company Preferred Stock are outstanding. No shares of Company Common Stock are held by any Subsidiary of the Company.

    (b) Section 3.2 (b) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "COMPANY LETTER"), contains a correct and complete list as of the date of this Agreement of (x) each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "COMPANY STOCK OPTIONS"), including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price and number of shares of Company Common Stock subject thereto and (y) the amount of cash set aside under the Employee Stock Purchase Plan for the purchase of Company Common Stock on November 30, 1999, which shall not exceed $105,000. Except as set forth on Section 3.2(b) of the Company Letter and except for the Company Stock Options, the options to purchase shares of Common Stock pursuant to the Employee Stock Purchase Plan on November 30, 1999, and the rights issued pursuant to the Company's Preferred Shares Rights Agreement dated April 9, 1997, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

    (c) Except as set forth in Section 3.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (defined below) filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(c) of the Company Letter contains a correct and complete list as of the date of this Agreement of each of the Company's Subsidiaries. Except as set forth on Section 3.2(c) of the Company Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by
(x) any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company may vote.

    (d) Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

    Section 3.3 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject, in the case of the consummation of the Merger, to approval and adoption by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of the Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The filing of the Proxy Statement with the SEC and the issuance of up to 1,435,843 shares of Company Common Stock pursuant to the Stock Option Agreement have been duly authorized by the Company's Board of Directors.

    Section 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this
Section 3.4 have been obtained and all filings and obligations described in this
Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation of the Company (as amended from time to time, the "COMPANY CHARTER") or the By-laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. With respect to this Agreement, as the same may be modified or amended from time to time, and the transactions contemplated hereby, the Company has taken all steps necessary to ensure that neither Parent nor Sub will be deemed an "Acquiring Person" under the Preferred Shares Rights Agreement dated as of April 9, 1997 and the Company covenants and agrees that it will not effect or approve any amendment or modification that changes this result or adversely affects Parent or Sub in connection with the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Stock Option Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,
(v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    Section 3.5 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents with the SEC since December 31, 1995 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since March 31, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 3.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied in writing by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied in writing by Parent or Sub for inclusion or incorporation by reference therein.

    Section 3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.7 of the Company Letter or as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, (i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material

Adverse Effect on the Company, (ii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options or the Company's Employee Stock Purchase Plan and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (iii) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan materially increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (E) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (iv) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the 1999 Company Annual Report, and
(v) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

    Section 3.8 PERMITS AND COMPLIANCE. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on
Section 3.8 of the Company Letter, neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or (D) any Company Permits, except, in the case of clauses (A), (B), (C) and (D) for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company is not subject to statutes, rules, regulations or orders administered or issued by the United States Food and Drug Administration (the "FDA") or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. Section 1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or (iv) have been convicted (as defined in 42 C.F.R. Section 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its businesses. "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the directors and the following officers of the Company: Vasu Devan; David J. Allinson; Joe Combs; Larimore Cummins; Jeff Parkinson; James Reilly; and Geoffrey Wood.

    Section 3.9 TAX MATTERS. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all material Tax Returns (as hereinafter defined) required to have been filed by it, and such Tax Returns are correct and complete in all material respects;
(ii) the Company and each of its Subsidiaries have timely paid (taking account of extensions to pay that have been properly obtained) all Taxes (as hereinafter defined) required to be paid by it that are material (either individually or in the aggregate) and that have been due and will timely pay (taking account of such extensions) all Taxes required to be paid by it that are material (either individually or in the aggregate) and that will be due on or prior to the Effective Time (other than Taxes that are being timely and properly contested in good faith), or where payment is not yet due or is being contested in good faith, has established in accordance with Generally Accepted Accounting Principles an adequate reserve for the payment of such Taxes; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local, or foreign audits or administrative proceedings, of which the Company or its Subsidiaries has notice, are pending with regard to any material Taxes or material Tax Returns of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority;
(vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending, other than issues that, if resolved against the Company or its Subsidiaries, would not result in the imposition of Taxes that are material (either individually or in the aggregate); (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "tax shelter" within the meaning of Section 6111 or 6662 of the Code and that has not been disclosed on an applicable Tax Return;
(ix) neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or a State tax authority since March 31, 1997; (x) neither the Company nor any of its subsidiaries has made or rescinded any express or deemed material election relating to Taxes since March 31, 1997, that is not reflected in any Tax Return; (xi) neither the Company nor any of its Subsidiaries has changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the year ending March 31, 1997; (xii) neither Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is Company;
(xiii) neither Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to material Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for

Taxes of any predecessor entity; and (xiv) to the Knowledge of the Company, there are no facts that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. For purposes of this Agreement: (i) "TAXES" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants or agents, as such, or any of the Company or the Subsidiaries properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

    Section 3.11 CERTAIN AGREEMENTS. (a) Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan relating to the compensation of employees of the Company or its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "COMPENSATION AGREEMENTS"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement except as provided in Section 5.7. Section 3.11(a) of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

    (b) Set forth in Section 3.11(b) of the Company Letter is a list of all contracts that are significant to the Company and its Subsidiaries' businesses (whether oral or written), including all distribution contracts, sole-source supply contracts, national accounts contracts, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject (collectively, "SIGNIFICANT CONTRACTS"). Prior to the date hereof, the Company has provided true and complete copies of all such contracts to Parent.

    (c) Except as set forth on Section 3.11(c) of the Company Letter, each Significant Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any Significant Contract, and none of such Significant Contracts has been canceled by the other party thereto; each Significant Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiary party thereto which would entitle the other party to such Significant Contract to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; in each instance, except where it would not have a Material Adverse Effect on the Company.

    Section 3.12 ERISA. (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract, administration agreement or funding arrangement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan,
(v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS, and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations. No Company Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates is a party to, has made any contribution to or otherwise incurred any obligation under any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

    (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or ERISA Affiliates or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, or the remedial amendment period under applicable Treasury Regulations or Internal Revenue Service pronouncements has not expired, and to Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Plan subject to Section 401(a) of the Code. With respect to any Group

Health Plan (as defined in Section 5000(b)(1) of the Code) maintained by the Company, any of its Subsidiaries, or ERISA Affiliates, each such plan has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. Except as disclosed in
Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

    (c) As used herein, (i) "COMPANY PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA, a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    (d) Sections 3.12(a) and 3.12(b) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

    (e) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code or any payments not deductible under Section 162(m) of the Code.

    (f) With respect to each Company Plan not subject to United States law (a "COMPANY FOREIGN BENEFIT PLAN"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

    Section 3.13 LIABILITIES; PRODUCTS. (a) Except as fully reflected or reserved against in the financial statements included in the 1999 Company Annual Report, or disclosed in the footnotes thereto and as disclosed in
Section 3.13(a) of the Company Letter, the Company and its Subsidiaries had no liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, the Company had zero indebtedness for borrowed money.

    (b) Since December 31, 1995, neither the Company nor any Subsidiary has received a claim for or based upon breach of product or service warranty or guaranty or similar claim (other than warranty or guaranty claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the design, testing, instructions for use, or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company.

    (c) The Company has provided in Section 3.13(c) of the Company Letter a schedule of products in development and planned introductions. The Company reasonably expects the goals set forth therein to be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the Company.

    Section 3.14 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "COMPANY BUSINESS PERSONNEL"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    Section 3.15 INTELLECTUAL PROPERTY. "COMPANY INTELLECTUAL PROPERTY" means all United States and foreign trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, data, market information, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or its Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 3.15 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and its Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "COMPANY LICENSES"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as may be commenced by Parent or any Subsidiary of Parent and except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated in connection with the introduction of planned new products and services does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in
Section 3.15 of the Company Letter, there are no infringements of, or conflicts with, any Company Intellectual Property. Except as set forth in Section 3.15 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

    Section 3.16 OPINION OF FINANCIAL ADVISOR. The Company will have received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated the date hereof to the effect that, as of the date hereof, the Merger Consideration is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

    Section 3.17 STATE TAKEOVER STATUTES. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stock Option Agreement, the Stockholder Agreement, and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger, this Agreement, the Stock Option Agreement, and the Stockholder Agreement and the transactions contemplated hereby and thereby.

    Section 3.18 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement.

    Section 3.19 REORGANIZATION. To the Knowledge of the Company, (i) neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.20 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) except as set forth on Section 3.20(ii) of the Company Letter, constitute valid claims, and (iii) except as set forth on Section 3.20(iii) of the Company Letter, are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

    Section 3.21 ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS SUBSTANCES" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;
(ii) "ENVIRONMENTAL LAW" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    (b) The Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.21 of the Company Letter or where such non-compliance or obligation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.21 of the Company Letter.

    (d) No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where the failure to comply with such obligations would not have a Material Adverse Effect on the Company.

    (e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

    Section 3.22 SUPPLIERS AND DISTRIBUTORS. (a) Neither the Company nor any Subsidiary has received any notice, oral or written, or has any reason to believe that any significant supplier (including suppliers of data or information, which may include customers), including without limitation any sole source supplier, will not supply to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those currently in place, subject only to general and customary price increases, unless comparable supplies, data, information or other items are readily available from other sources on comparable terms and conditions.

    (b) Neither the Company nor any Subsidiary has received any notice, oral or written, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

    Section 3.23 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount similar to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

    Section 3.24  TRANSACTIONS WITH AFFILIATES.  (a) For purposes of this
Section 3.24, the term "AFFILIATED PERSON" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

    (b) Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, since March 31, 1999, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

    (c) Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

    (d) To the Knowledge of the Company and except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

    Section 3.25. TITLE TO AND SUFFICIENCY OF ASSETS. (a) As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "LIENS"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or Section 3.25 of the Company Letter. Such assets, together with all assets held by the Company and its Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted.

    (b) As of the date hereof, the Company and its Subsidiaries do not own, and as of the Effective Time the Company and its Subsidiaries will not own any Real Estate (as defined below) (excluding, for purposes of this sentence, Real Estate leases). All Real Estate leases held by the Company and its Subsidiaries, are adequate for the operation of the businesses of the Company as presently conducted. For purposes of this Agreement, "REAL ESTATE" means, with respect to the Company or any Subsidiary, as applicable, all of the fee, if any, or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

    Section 3.26 BROKERS. No broker, investment banker or other person, other than Adams, Harkness & Hill, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of each of which will be paid by the Company (as reflected in an agreement between Adams, Harkness & Hill, Inc., and the Company, and an agreement between Donaldson, Lufkin & Jenrette Securities Corporation, and the Company, a copy of each of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

    Section 3.27 YEAR 2000. Except as set forth in Section 3.27 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction. Except as set forth in Section 3.27 of the Company Letter, neither the Company nor any of its Subsidiaries have any obligations under any warranty agreements, agreements, or otherwise to remedy any information technology defect relating to a failure to be Year 2000 Compliant, except where any such warranty agreements, agreements or obligations to remedy would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.28 RETENTION AGREEMENTS. On or before the date hereof, the Company and the persons listed in Section 3.28 of the Company Letter each have duly authorized (in the case of the Company only), executed and delivered a valid, binding and enforceable retention, employment or consulting agreement in the form agreed with Parent (the "RETENTION AGREEMENTS").

    Section 3.29  COMPLIANCE WITH HOSPITAL-PHYSICIAN GAINSHARING
RESTRICTIONS. Advice, suggestions and recommendations given pursuant to the Company's clinical consulting services, including advice, suggestions and recommendations concerning physician partnership strategies and models, comply in all material respects with the requirements of 42 U.S.C. sec. 1320a-7a(b)(1) and (2). To the Company's

Knowledge, no hospital customer of the Company has ever been found by a court or administrative body to have violated the requirements of 42 U.S.C. sec. 1320a-7a(b)(1) and (2), nor has any hospital customer of the Company ever been assessed a civil monetary penalty for violating the requirements of 42 U.S.C. sec. 1320a-7a(b)(1) and (2), as a result of implementing any of the Company's advice, suggestions and recommendations.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
    (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and (B) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement;

       (iii) amend the Company Charter or by-laws;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets outside of the ordinary course of business;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

       (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

      (viii) except as provided in Section 4.1(viii) of the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment agreement (with an employee at or above management level), or any consulting agreement out of the ordinary course;

        (ix) except as provided in Section 4.1(ix) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

        (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

       (xii) prepare or file any material Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

      (xiii) make or rescind any express or deemed material election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

       (xiv) commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability without Parent's consent (which consent should not be unreasonably withheld) or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

       (xv) enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, including any Significant Contract; or purchase any real property or make or agree to make any new capital expenditure or expenditures which in the aggregate are in excess of $5 million;

       (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice; or

      (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Section 4.2 NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 4.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this
Section 4.2(a) or making a copy of this Section 4.2(a) available to any third party; and PROVIDED, FURTHER, that prior to the Stockholder Meeting, if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below) and the Company complies with its obligations in Section 4.2(b) and in Section 5.1, then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request, furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company, participate in discussions or negotiations regarding the Superior Proposal and, provided that the Company has complied with the provisos to its rights to terminate this Agreement pursuant to Section 7.1(g) hereof, enter into an agreement with respect to or approve or recommend to its stockholders a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this
Section 4.2(a) by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, and "SUPERIOR PROPOSAL" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of the Board of Directors of the Company, as expressed in a resolution adopted at a duly constituted meeting of such directors, is reasonably capable of being obtained by such third party.

    (b) The Company shall advise Parent orally and in writing within 24 hours of
(i) any Takeover Proposal or any inquiry with respect to or which could lead to any expression of interest regarding a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal. If the Company intends to participate in discussions or negotiations with and/or furnish any Person with any information with respect to any inquiry or Takeover Proposal in accordance with Section 4.2(a), the

Company shall advise Parent orally and in writing of such intention not less than five business days in advance of providing such information. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    Section 4.4 REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action with the actual knowledge of those taking or failing to take such action (or those directing such action or failure to take action) that such action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 STOCKHOLDER MEETING. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "STOCKHOLDER MEETING") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement and shall not withdraw, modify or change such recommendation; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if it (i) has not breached Section 4.2 and (ii) enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors resolves to do so, provided that the Company has complied with the provisos to its right to terminate this Agreement in Section 7.1(g) of this Agreement. Notwithstanding the Company's rights regarding a Superior Proposal in the preceding sentence, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal or Superior Proposal.

    Section 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.7), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

    (b) Parent and the Company promptly will notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and promptly will supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Stockholder Meeting, any event should occur relating to or affecting the Company, Parent or Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to the Company's stockholders such amendment or supplement.

    Section 5.3 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent and
(iv) provide reasonable access to the Company's facilities and operations to enable Parent to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 23, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

    Section 5.4 RULE 145 LETTERS. On the date hereof, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "RULE 145 AFFILIATES"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of EXHIBIT D hereto, executed by each of such persons identified in the foregoing list.

    Section 5.5 STOCK EXCHANGE LISTINGS. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, any shares of Parent Common Stock to be issued in connection with the Merger or in connection with Substitute Options which have not been previously listed.

    Section 5.6 FEES AND EXPENSES. (a) Except as provided in this Section 5.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be divided equally between Parent and the Company.

    (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal,

(B) by Parent pursuant to Section 7.1(b), (c) or (f), (C) by Parent or the Company pursuant to Section 7.1(e) (after receipt of a Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or
(iii) of Section 7.1(f)) or (g), then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate (as hereinafter defined) of Parent in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants (collectively, "Parent Fees") up to a maximum of $1,500,000. As used herein, "AFFILIATE" shall have the meaning set forth in Rule 405 under the Securities Act.

    (c) Notwithstanding any provision in this Agreement to the contrary:

        (i) if this Agreement is terminated:

           (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal, or

           (B) by Parent pursuant to Section 7.1(b) or (f), or

           (C) by Parent pursuant to Section 7.1(c) or by Parent or the Company pursuant to Section 7.1(e) in either case after receipt of a Superior Proposal or after the occurrence of any of the events described in clause
       (i), (ii) or (iii) of Section 7.1(f),

    and, in the case of (A), (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day tfollowing, the later to occur of such termination and such Third Party Acquisition Event; or

        (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g), then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee in cash, such payment to be made by the Company concurrently with such termination if the termination is by the Company, or no later than the second business day following such termination if the termination is by Parent.

    "TERMINATION FEE" means $2,700,000, provided, however, that (i) such amount shall be reduced to an amount not less than zero by subtracting from $2,700,000 the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by Parent under the Stock Option Agreement which is in excess of $1,800,000, and (ii) the total of the Termination Fee and any amount actually realized by Parent under the Stock Option Agreement shall not exceed $4,500,000; provided further that if such Fee shall be so reduced by an amount so realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then an additional payment shall be made to Parent in the amount by which the Termination Fee was reduced hereunder promptly following such termination.

    A "THIRD PARTY ACQUISITION EVENT" means any of the following events:
(A) any person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) the Company enters into, or announces that it proposes to enter into, an agreement, including, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by this Agreement);
(D) any person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (E) there is a public announcement with respect to a plan or intention by the Company to effect any of the foregoing transactions. For purposes of this Section 5.6(c), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

    (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) or (c), then Parent shall (without prejudice to any other rights of the Company against Parent) reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants, up to a maximum of $1,500,000.

    Section 5.7 COMPANY STOCK OPTIONS. At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Parent Common Stock (a "SUBSTITUTE OPTION"), decreased to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of Parent Common Stock, increased to the nearest whole cent, equal to the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by the Conversion Number. Parent shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. The "CONVERSION NUMBER" means the number of shares of Parent Common Stock into which each share of Company Common Stock is converted as of the Effective Time, determined in accordance with
Section 1.5(c) hereof. After the Effective Time, except as otherwise expressly provided in this Section 5.7 or in an individual's Retention Agreement or similar retention or employment agreement entered into in connection with the Merger, each Substitute Option shall be exercisable upon the same terms and conditions (including vesting schedules) as were applicable to the related Company Stock Option immediately prior to the Effective Time. The Company shall take all action necessary to implement the provisions of this Section 5.7, including amendment of the Company Stock Option Plans, and to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock following the Effective Time. The Company shall take no action to accelerate or otherwise affect the exercisability of any Company Stock Option, except as expressly provided in this Section 5.7, or otherwise affect the exercise period thereof. As soon as reasonably practicable, and in no event later than 20 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to all Substitute Options.

    Section 5.8 REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. In addition, the Company shall use its best efforts to obtain the waiver, cancellation or voluntary termination of the registration rights listed on Schedule 3.2(b) prior to the Closing by the holders thereof to the extent that they would otherwise be outstanding after the Merger.

    (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (c) Each party shall use all reasonable best efforts to refrain from taking any action or failing to take any action, which action or failure to act would cause, or would be reasonably likely to cause, the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

    (d) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

    Section 5.9 PUBLIC ANNOUNCEMENTS. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

    Section 5.10 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement, Parent and the Company and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

    Section 5.11 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company's By-laws and in any agreement with the Company listed on Section 5.11 of the Company Letter for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby) to the same extent and in the manner as such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company's By-laws and the listed agreements.

    (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially similar to the Company's existing policy at the Effective Time or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that neither the Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of two hundred percent (200%) of the amount of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be not more than $75,000 per annum), but in such case shall purchase as much coverage as possible for such amount.

    (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under
Section 5.11(a) and (b).

    (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal representatives.

    Section 5.12 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.13 EMPLOYEE BENEFITS. (a) For a period of one year immediately following the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the Company Plans (not taking into account the value of any benefits under any such plans which are equity based).

    (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement or Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

    Section 5.14 RETENTION AGREEMENTS. The Company will use its reasonable best efforts to cause the persons listed in Section 5.14 of the Company Letter to execute and deliver retention agreements with the Company prior to the Closing in form and substance reasonably satisfactory to the Parent.

    Section 5.15 PREFERRED SHARES RIGHTS AGREEMENT. The Company will cause Chasemellon Shareholder Services, L.L.C., the Rights Agent under the Preferred Shares Rights Agreement dated as of April 9, 1997, to execute and deliver the Preferred Shares Rights Agreement Amendment, dated as of November 29, 1999, within one day following the date hereof.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law, the Company Charter and the Company's By-laws.

    (b) STOCK EXCHANGE LISTINGS. The Parent Common Stock issuable in the Merger and upon exercise of Substitute Options and not previously listed shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) HSR AND OTHER APPROVALS/CONSENTS OR WAIVERS. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

       (iii) The registration rights under the Registration Rights Agreement dated as of September 30, 1999, among the Company, Larimore Cummins, Kelly O'Keefe, and Craig Wilson, shall have been waived, canceled or voluntarily terminated by the holders thereof.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

    (e) NO ORDER. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.8 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

    Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. (i) Each of Parent and Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by one of its officers to such effect.

    (b) TAX OPINION. The Company shall have received an opinion of Latham & Watkins, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate previously furnished to the Company, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the stockholder who is entering into the Stockholder Agreement substantially similar to the representations in the Stockholder Tax Certificate attached to the Stockholder Agreement.

    (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

    (d) COMPANY STOCK OPTION PLANS. Parent shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement; provided that, except for the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.18 or 3.19 which shall not be subject to this proviso, clauses (ii) and (iii) of this Section 6.3(a) shall be deemed to be fulfilled so long as such failures of such representations and warranties referred to therein to be so true and correct (considered without any materiality qualifier set forth therein for the purposes of this section), would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Parent

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
shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

    (b) TAX OPINION. Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time substantially to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub, and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Gibson, Dunn & Crutcher LLP may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate previously furnished to the Company, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the stockholder who is entering into the Stockholder Agreement substantially similar to the representations in the Stockholder Tax Certificate attached to the Stockholder Agreement.

    (c) CONSENTS. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement or the Stock Option Agreement or the Stockholder Agreement.

        (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Stockholder Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

    (d) AFFILIATE AGREEMENTS. Parent shall have received the written agreements from Rule 145 Affiliates of the Company described in Section 5.4.

    (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    (f) COMPANY STOCK OPTION PLANS. The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

    (g) DIRECTOR AND OFFICER RESIGNATIONS. All of the Directors of the Company and its Subsidiaries and any officers thereof designated by Parent, shall have tendered their resignation in form and substance satisfactory to Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

        (c) by Parent if (x) there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Parent's and Sub's obligations to effect the Merger pursuant to Section 6.3(a)(ii) or by Company if (y) there has been a breach of a representation or warranty of the Parent or Sub that gives rise to a failure of the fulfillment of a condition of the Company's obligations to effect the Merger pursuant to Section 6.2(a)(ii), in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach;

        (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on May 29, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (e) by either Parent or the Company if the stockholders of the Company do not approve this Agreement at the Stockholder Meeting or at any adjournment or postponement thereof;

        (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, changed, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) the Board of Directors of the Company, shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding stocks of capital stock of the Company is commenced by a third party that is not an Affiliate of Parent, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

        (g) by Parent or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Parent a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) five business days have elapsed following delivery to Parent of such written notice by the Company and (iii) during such five day period the Company has fully cooperated with Parent, including informing Parent of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this Section
    7.1(g) unless at the end of such 48 hour period the Board of

    Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Parent) and concurrently with such termination the Company pays to Parent the amounts specified under Sections 5.6(a), (b) and (c);

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for (i) the first sentence of Section 5.1, the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Sub or the Company, or a Senior Vice President of Parent, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or the rules of the Nasdaq National Market requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; NO OTHER REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Sub makes any other representations and warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this

Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to Parent or Sub, to:

               Diamond Merger Corp.
               c/o General Electric Company
               P.O. Box 414, W-410
               Milwaukee, WI 53201
               Attention: General Counsel
               Facsimile No.: 414-544-3575

               with copies to:

               GE Medical Systems
               3000 North Grandview Boulevard
               Waukesha, WI 53188
               Attention: General Counsel

               and:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut 06431-00001
               Attention: Vice President and Senior
               Counsel--Transactions
               Facsimile No.: 203-373-3008

               and

               Gibson, Dunn & Crutcher, LLP
               200 Park Avenue
               New York, NY 10166
               Attention: Steven R. Shoemate, Esq.
               Facsimile No.: 212-351-4035

           (b) if to the Company, to:

               Mecon, Inc.
               200 Porter Drive
               San Ramon, CA 94583
               Attention: President
               Facsimile No.: (925) 838-2031

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
               with a copy to:

               Latham & Watkins
               135 Commonwealth Drive
               Menlo Park, California 94025
               Attention: Michael Hall
               Facsimile No.: 650-463-2600

    Section 8.3 INTERPRETATION. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    (b) "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

    Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 8.7 ASSIGNMENT. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

    Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the

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
parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

    Section 8.10 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Sub to take such action.

    Section 8.11  DEFINED TERMS.  Each of the following terms is defined in the
Section identified below:


Affiliate..............................................         Section 5.6(b)
Affiliated Person......................................           Section 3.24
Agreement..............................................               Preamble
Average Parent Share Price.............................         Section 1.5(c)
Blue Sky Laws..........................................            Section 2.3
Certificate of Merger..................................            Section 1.2
Certificates...........................................         Section 1.6(b)
Closing................................................           Section 1.14
Company................................................               Preamble
Company Business Personnel.............................           Section 3.14
Company Charter........................................            Section 3.4
Company Common Stock...................................         Section 1.5(c)
Company Foreign Benefit Plan...........................        Section 3.12(f)
Company Intellectual Property..........................           Section 3.15
Company Letter.........................................         Section 3.2(b)
Company Licenses.......................................           Section 3.15
Company Permits........................................            Section 3.8
Company Plan...........................................        Section 3.12(c)
Company Preferred Stock................................         Section 3.2(a)
Company SEC Documents..................................            Section 3.5
Company Stock Option Plans.............................         Section 3.2(a)
Company Stock Options..................................         Section 3.2(b)
Compensation Agreements................................        Section 3.11(a)
Confidentiality Agreement..............................            Section 5.3
Constituent Corporations...............................               Preamble
Conversion Number......................................         Section 5.7(a)
D&O Insurance..........................................        Section 5.11(b)
DGCL...................................................            Section 1.1
Effective Time.........................................            Section 1.2
Environmental Law......................................    Section 3.21(a)(ii)
Environmental Permit...................................   Section 3.21(a)(iii)
ERISA Affiliate........................................        Section 3.12(c)
Exchange Act...........................................            Section 2.3
Exchange Agent.........................................         Section 1.6(a)
Exchange Fund..........................................         Section 1.6(a)
FDA....................................................            Section 3.8
Governmental Entity....................................            Section 2.3


Hazardous Substances...................................     Section 3.22(a)(i)
HSR Act................................................            Section 2.3
IRS....................................................            Section 3.9
Knowledge of the Company...............................            Section 3.8
Liens..................................................           Section 3.25
Material Adverse Change................................       Section 2.1, 3.1
Material Adverse Effect................................       Section 2.1, 3.1
Merger.................................................               Recitals
Merger Consideration...................................         Section 1.5(c)
Parent.................................................               Preamble
Parent Common Stock....................................         Section 1.5(c)
Parent SEC Documents...................................            Section 2.5
Proxy Statement........................................            Section 2.6
Real Estate............................................        Section 3.25(b)
Registration Statement.................................            Section 2.2
reorganization.........................................               Recitals
Retention Agreements...................................           Section 3.28
Rule 145 Affiliates....................................            Section 5.4
SEC....................................................            Section 2.2
Securities Act.........................................            Section 2.2
Significant Contracts..................................        Section 3.11(b)
SSA....................................................            Section 3.8
State Takeover Approvals...............................            Section 2.3
Stock Option Agreement.................................               Recitals
Stockholder Agreement..................................               Recitals
Stockholder Meeting....................................            Section 5.1
Sub....................................................               Preamble
Subsidiary.............................................         Section 8.3(b)
Substitute Option......................................         Section 5.7(a)
Superior Proposal......................................         Section 4.2(a)
Surviving Corporation..................................            Section 1.1
Takeover Proposal......................................         Section 4.2(a)
Tax Return.............................................            Section 3.9
Taxes..................................................            Section 3.9
Termination Fee........................................     Section 5.6(c)(ii)
Third Party Acquisition Event..........................     Section 5.6(c)(ii)
Valuation Period.......................................         Section 1.5(c)
Year 2000 Compliant....................................           Section 3.27

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          GENERAL ELECTRIC COMPANY,
                                          a New York Corporation

                                          By: /s/ J. Keith Morgan
                                          --------------------------------------
                                             Name: J. Keith Morgan
                                             Title: VICE PRESIDENT AND GENERAL
                                          COUNSEL
                                                 GE MEDICAL SYSTEMS

                                          DIAMOND MERGER CORP.,
                                          a Delaware Corporation

                                          By: /s/ J. Keith Morgan
                                          --------------------------------------
                                             Name: J. Keith Morgan
                                             Title: PRESIDENT

                                          MECON, INC.,
                                          a Delaware Corporation

                                          By: /s/ Vasu Devan
                                          --------------------------------------
                                             Name: Vasu Devan
                                             Title: PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER